Exhibit 10.2

August 2, 2010

David F. DeVoe

Senior Executive Vice President and Chief Financial Officer

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Dear Dave:

This letter agreement (the “Letter Agreement”) is intended to constitute a formal binding modification to your agreement dated as of November 15, 2004, with News America Incorporated, a wholly owned subsidiary of News Corporation (“NAI”), as amended on December 16, 2008 (the “Agreement”) and shall confirm the terms and conditions which will apply to your Agreement as from November 14, 2009. All conditions set forth in the Agreement and in the letter agreement between you and News Corporation (the “Company”) dated August 2, 2010 regarding the annual bonus and long-term incentive awards that you are eligible to receive (the “Annual Bonus and LTIP Letter Agreement”) remain applicable unless otherwise amended by the terms and conditions outlined below.

NAI and you agree that the Agreement is hereby amended as follows:

1. Term of Employment. Section 2 of the Agreement states that the Term of Employment shall mean the period from November 15, 2004 through November 14, 2009. NAI and you hereby agree to extend the Term of Employment for a period of five years such that the Term of Employment shall mean the period through November 14, 2014.

2. Other Benefits. Section 5(a)(i) of the Agreement states that you shall be entitled to participate in any stock option or purchase plan, stock appreciation rights plan or any bonus or other compensation plan applicable to senior executives of the Company, NAI or Fox Entertainment Group. NAI and you here by agree that any long-term incentive awards that you may be eligible to receive shall be governed by the terms set forth in the Annual Bonus and LTIP Letter Agreement.

3. Signing Bonus. Subject to the your execution of this Letter Agreement, on August 6, 2010, you shall receive cash-settled restricted stock units (the “Bonus RSUs”) equivalent to $5 million in value based on the 20 day trailing average of the Company’s Class A common stock, par value $0.01 per share, closing price through August 4, 2010. Twenty-five percent of the Bonus RSUs shall vest on each of August 6, 2010, November 15, 2010, November 15, 2011 and November 15, 2012. The Bonus RSUs shall be granted under, and in accordance with the terms of the News Corporation’s 2005 Long-Term Incentive Plan and the Restricted Stock Unit Agreement for Cash-Settled Restricted Stock Units.

By counter-signing this letter agreement, you acknowledge and agree to be bound by the terms hereof.

Sincerely,

NEWS AMERICA INCORPORATED

By:	/s/ Lawrence A. Jacobs
Name:	Lawrence A. Jacobs
Title:	Senior Executive Vice President and General Counsel

Acknowledged and Agreed:

/s/ David F. DeVoe
David F. DeVoe